Exhibit 99.1

OTC Markets Group Welcomes Safeguard Scientifics, Inc. to OTCQX

NEW YORK – Feb. 12, 2024 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Safeguard Scientifics, Inc. (OTCQX: SFES), a provider of capital and relevant expertise to technology-driven businesses, has qualified to trade on the OTCQX® Best Market. Safeguard Scientifics, Inc. is a voluntary transfer from Nasdaq onto OTCQX.

Safeguard Scientifics, Inc. begins trading today on OTCQX under the symbol “SFES.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

Trading on the OTCQX Market offers companies efficient, cost-effective access to the U.S. capital markets. Streamlined market requirements for OTCQX are designed to help companies lower the cost and complexity of being publicly traded, while providing transparent trading for their investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

About Safeguard Scientifics, Inc.

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com